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                                 Motorola, Inc.

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                                Icahn Partners LP
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                                  Carl C. Icahn

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

                              FOR IMMEDIATE RELEASE

Contact:  Susan Gordon (212) 702-4309

            CARL ICAHN RESPONDS TO MOTOROLA'S LETTER TO STOCKHOLDERS

New York, NY, May 2, 2007 - Carl C. Icahn today made the following statement to fellow Motorola (NYSE: MOT) stockholders in response to Motorola's letter to stockholders dated May 1, 2007:

Motorola's selective representation regarding share performance over the past few years does not tell the story. Motorola stockholders deserve candor. Let us compare the following representations, both statements are facts, however in my opinion only one accurately reflects reality.

IN ITS MAY 1 LETTER THE MOTOROLA'S BOARD SAYS:

"Since April 2003, Motorola has achieved 30% annualized returns. Said another way, $100 invested in Motorola common stock on April 25, 2003 would be worth over $280 today.*"

ICAHN SAYS:

"Since December 3, 2004 (the first trading day following the distribution of Freescale shares) MOTOROLA HAS ACHIEVED NEGATIVE 0.3% ANNUALIZED RETURNS. Said another way, $100 invested in Motorola common stock on December 3, 2004 would be worth $99.28 today. Over the past 2 1/2 years shareholder value has been destroyed."

There are two reasons why Motorola's statement does not tell the story

First, in its May 1 letter Motorola takes full credit for the performance of Freescale subsequent to its spin-off on December 3, 2004. Let me tell you, I wish I could take credit for the stocks or businesses that trade up after I sell or spin them off. I doubt that any of you include the increased value of stocks that you have sold when considering how well your portfolio is doing! Secondly, Motorola selectively chose a date of April 2003, a date which represented a share price near a 15 year low for the stock and 9 months before Ed Zander joined the company. Why would Motorola choose to promote a statement in which it takes credit for the performance of Freescale, a company that Motorola's board and management played no role in post spin-off and choose an opportune date nine months before Ed Zander joined the board? If you ask me this logic is ridiculous.

JUST LOOK AT NOKIA

When compared to its chief rival, Motorola's share performance since the Freescale spin off has been anything but stellar. To put it in perspective, $100 invested in Nokia common stock on December 3, 2004 would be worth $159 today, 60% more than a comparable investment in Motorola.

Looking to the past will not cure current ills

Motorola's destruction of $20 billion of market value over the last 6 months and it's failure to create any improvement in share price over 2 1/2 years is, in my opinion, completely unacceptable. Despite these results, management and the board have the audacity to tell us how great they have done. A vote for me is a vote against the status quo and a vote to demand that management and all existing board members focus on looking forward to fix our business and accept the current reality imposed by past mistakes.

Motorola stockholders need a strong voice

I hope you agree with me that Motorola's stockholders deserve to have a significant stockholder on the board. Let's join together to add a strong stockholder voice to Motorola.

I urge you to support my election to your Board, by voting on the GOLD proxy card TODAY. If you have any questions about how to vote your shares, please call the firm assisting me in the solicitation of proxies, INNISFREE M&A INCORPORATED, TOLL-FREE, at (877) 825-8772.

-        -        -        -       -        -        -        -        -       -

* In a  footnote  in its May 1,  2007  letter to you,  your  board  notes  that:
"Current value takes into account dividends and value of Freescale Semiconductor shares distributed to shareholders; assumes all dividends reinvested at the market closing price on day of payment; value of FSL represents 0.110415 FSL shares per MOT share owned at December 2004 multiplied by shares held at that time multiplied by take private cash consideration of $40.00 per FSL share."



SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT, AS AMENDED, RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND CERTAIN OF HIS AFFILIATES FROM THE STOCKHOLDERS OF MOTOROLA, INC. FOR USE AT ITS ANNUAL MEETING BECAUSE IT CONTAINS IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. THE AMENDED DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY ARE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV.